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                                                                   EXHIBIT 23.2


The Board of Directors
Myriad Genetics, Inc. and Subsidiaries:



We consent to incorporation by reference in the registration statement on Form S-8 of Myriad Genetics, Inc. and Subsidiaries of our report dated August 8, 1997, relating to the consolidated balance sheets of Myriad Genetics, Inc. and Subsidiaries as of June 30, 1997, and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997, annual report on Form 10-K of Myriad Genetics, Inc. and Subsidiaries.


                                           /s/ KPMG Peat Marwick LLP
                                           KPMG Peat Marwick LLP


Salt Lake City, Utah
November 25, 1997